Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@zhone.com
DASAN Zhone Announces Receipt of Nasdaq Panel Determination to Allow Continued Listing

Oakland, California, November 10, 2016 – DASAN Zhone Solutions, Inc. (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, announced that, on November 8, 2016, it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Nasdaq Hearings Panel (the “Panel”) had granted the company’s request for continued listing on Nasdaq, subject to the company evidencing compliance with the initial listing minimum bid or closing price requirement by March 13, 2017.
As previously announced, on September 12, 2016, DASAN Zhone Solutions received a letter from Nasdaq notifying the company that, because it did not satisfy Nasdaq’s initial listing standard requiring a minimum bid price of $4 per share (or a minimum closing price of $3 per share for five consecutive trading days or $2 per share for 90 consecutive trading days) at the closing of the acquisition of Dasan Network Solutions, Inc., the company’s common stock would be subject to delisting unless the company timely requested a hearing before the Panel. On September 19, 2016, the company requested a hearing before the Panel, which was held on November 3, 2016. At the hearing, the company presented its plan to gain compliance with the initial listing minimum bid or closing price requirement, including via the implementation of a reverse stock split if necessary.

The company expects to timely complete a reverse stock split in a ratio sufficient to gain compliance with the initial listing minimum bid or closing price requirement as needed by March 13, 2017. The compliance period granted by the Panel through March 13, 2017 is subject to the company filing a preliminary proxy statement and a definitive proxy statement seeking stockholder approval of a reverse stock split with the Securities and Exchange Commission (the “SEC”) by no later than January 31, 2017 and February 13, 2017, respectively.
If the company fails to implement the reverse stock split and demonstrate compliance by this date, or fails to file the required proxy statements with the SEC by the applicable deadline, the Panel will issue a final determination to delist the company’s shares and suspend trading of the company’s shares on Nasdaq. During the compliance period, the company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market.
Although DASAN Zhone Solutions intends to comply with the conditions set forth in the Nasdaq determination letter for continued listing, there can be no assurance that the company will be able to regain compliance during the compliance period. Delisting from the Nasdaq Capital Market could have a material adverse effect on the company’s business and on the trading of its common stock.
About DASAN Zhone Solutions
DASAN Zhone Solutions, Inc. is a global leader in broad-based network access solutions. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access transformation. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone is headquartered in Oakland, California.
DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and al DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to the company’s compliance with initial listing minimum bid or closing price requirements, the company’s compliance with the other conditions of the Panel determination, and the consequences of delisting of the company’s common stock from the Nasdaq Capital Market. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company's products; intense competition in the communications equipment market; the Company's ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's most recent reports on Forms 10-K, 10-Q and 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.